TRIMAS REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS
Company Achieves 7.5% Growth in the Packaging Segment in Fourth Quarter
BLOOMFIELD HILLS, Michigan, February 29, 2024 - TriMas (NASDAQ: TRS) today announced financial results for the fourth quarter and full year ended December 31, 2023.
TriMas Highlights
•Achieved quarterly net sales of $209.6 million, or growth of 3.1%, as compared to the prior year quarter
•Increased net sales within TriMas' Packaging and Aerospace groups by 7.5% and 26.1%, respectively, as compared to fourth quarter 2022
•Initiated a sale process for Arrow Engine, which when completed, would facilitate the Company's exit from the oil and gas end market
•Delivered an approximate 2.2% return of capital to shareholders through share buybacks and dividends in 2023
"As we concluded 2023, we were pleased by the ongoing upward trend in our order intake, sales and conversion within our TriMas Aerospace group, and also by our TriMas Packaging group's gains in order intake momentum," said Thomas Amato, TriMas President and Chief Executive Officer. "While this positive momentum in our two largest segments was encouraging, demand in our Specialty Products businesses softened well beyond our expectations, as customers postponed their capital expenditure purchases to rebalance inventory levels toward year end."
"Although we encountered a challenging macro demand environment in 2023, our intense focus on cost management and operational improvements establishes a promising foundation for 2024. We addressed many of the critical sub-supply constraints to meet heightened demand in TriMas Aerospace, and rationalized our manufacturing and distribution footprint in TriMas Packaging. Throughout the year, we also continued to invest in the capabilities essential for our future growth, prioritizing innovation, sustainable solutions and digital transformation."
"Looking ahead to 2024 and beyond, we believe that TriMas’ strong balance sheet and cash generation will consistently afford us opportunities to invest in organic growth, pursue bolt-on acquisitions, pay a dividend and repurchase shares. We are dedicated to delivering long-term value for our shareholders, and remain confident in the strength of our market positions and underlying businesses," concluded Amato.
Fourth Quarter 2023
TriMas reported fourth quarter 2023 net sales of $209.6 million, an increase of 3.1% compared to $203.3 million in fourth quarter 2022, as organic growth in aerospace and defense, and certain packaging product lines, as well as acquisition-related sales, more than offset lower market demand for products used in certain industrial, and oil and gas applications. The Company reported operating profit of $11.6 million in fourth quarter 2023 compared to $26.3 million in fourth quarter 2022. Adjusting for Special Items(1), fourth quarter 2023 adjusted operating profit was $18.8 million compared to $36.3 million in the prior year period, as the favorable impacts of higher sales, operational efficiencies and costs savings gains in fourth quarter 2023 were more than offset by the $17.6 million pre-tax gain related to the non-core property divestiture in fourth quarter 2022 that did not repeat. Further adjusting for the fourth quarter 2022 property sale gain, fourth quarter 2023 adjusted operating profit would have been relatively flat on a comparable basis.
The Company reported fourth quarter 2023 net income of $7.9 million, or $0.19 per diluted share, compared to $18.8 million, or $0.45 per diluted share, in fourth quarter 2022. Adjusting for Special Items(1), fourth quarter 2023 adjusted net income(2) was $12.3 million compared to $22.9 million in the prior year period. Fourth quarter 2023 adjusted diluted earnings per share(2) was $0.37 compared to $0.62 in the prior year period. The year-over-year decline was primarily related to the fourth quarter 2022 property divestiture gain that did not repeat in fourth quarter 2023. Further adjusting for the fourth quarter 2022 property sale gain, fourth quarter 2023 adjusted diluted earnings per share(2) would have increased by $0.05, as compared to the prior year quarter.
Full Year 2023
For full year 2023, TriMas reported net sales of $893.6 million, an increase of 1.1% compared to $883.8 million in 2022, as organic sales growth in TriMas' Aerospace and Specialty Products groups, and acquisition-related sales, more than offset the lower market demand for certain TriMas Packaging products, primarily used in personal care, food and industrial applications. The Company reported operating profit of $65.4 million in 2023, as compared to $99.1 million in 2022. Adjusting for Special Items(1), 2023 adjusted operating profit was $89.5 million compared to $116.2 million in the prior year, primarily as a result of a less favorable sales mix, supply and labor constraints, and the 2022 impact of more than $22.4 million of pre-tax property divestiture gains that did not repeat in 2023. Further adjusting for the 2022 property sale gains, 2023 adjusted operating profit would have decreased by 4.6% on a comparable basis.
The Company reported full year 2023 net income of $40.4 million, or $0.97 per diluted share, compared to $66.2 million, or $1.56 per diluted share, in 2022. Full year 2023 adjusted net income(2) was $59.1 million compared to $75.9 million in 2022, and adjusted diluted earnings per share(2) was $1.74. For full year 2022, TriMas reported adjusted diluted earnings per share(2) of $2.12, which benefited by $0.39 per share from the property divestiture gains that did not repeat in 2023. Further adjusting for the 2022 property sale gains, 2023 adjusted diluted earnings per share(2) would have increased slightly, as compared to 2022.
Financial Position
During 2023, the Company used $77.3 million for acquisitions and repurchased 680,594 shares of its outstanding common stock for $18.8 million, further reducing net shares outstanding by approximately 1.3%. TriMas also paid a quarterly cash dividend of $0.04 per share of TriMas Corporation stock. In total, the Company provided an approximate return of capital to its shareholders of 2.2% between share buybacks and quarterly dividends in 2023.
TriMas ended 2023 with $34.9 million of cash on hand, $291.8 million of cash and available borrowing capacity under its revolving credit facility, and a net leverage ratio of 2.4x as defined in the Company's credit agreement. As of December 31, 2023, TriMas reported total debt of $395.7 million and Net Debt(3) of $360.8 million. The Company continues to maintain a strong balance sheet and remains committed to its capital allocation strategy of investing in its businesses, returning capital to shareholders through both share buybacks and dividends, and augmenting organic growth through programmatic bolt-on acquisitions.
The Company reported net cash provided by operating activities of $30.6 million for fourth quarter 2023, compared to $25.9 million in fourth quarter 2022. On a full year basis, TriMas reported net cash provided by operating activities of $88.2 million, compared to $72.6 million for 2022. As a result, the Company reported Free Cash Flow(4) of $14.7 million for fourth quarter 2023 compared to $14.2 million in fourth quarter 2022. For 2023, TriMas reported Free Cash Flow(4) of $47.8 million compared to $43.1 million in 2022. Please see Appendix I for further details.
Fourth Quarter Segment Results
TriMas Packaging group's net sales for the fourth quarter were $113.6 million, an increase of 7.5% compared to the year ago period, as organic growth within the life sciences, and beauty and personal care end markets, and sales from a recent acquisition, more than offset the continued soft demand in certain closure products, primarily in food and beverage-related applications. Fourth quarter operating profit declined as a result of restructuring costs during the quarter to streamline and position the business for future operating leverage gains. Adjusting for Special Items(1), fourth quarter 2023 operating profit increased, primarily as a result of sales increases, structural cost reductions and other cost savings actions. The Company continues to actively engage with its customers to evaluate longer-term demand requirements as order intake begins to build momentum, while continuing to drive cost improvement actions to better position TriMas Packaging for operating gains as demand recovers.
TriMas Aerospace group's net sales for the fourth quarter were $64.0 million, an increase of 26.1% compared to the year ago period, primarily driven by increased aerospace production demand, reduced production constraints and acquisition-related sales. Fourth quarter operating profit and the related margin increased, primarily due to operational excellence initiatives and related higher conversion rates. The Company is focused on continuing to invest in operational excellence improvements and the addition of skilled labor to further enhance conversion on higher demand in 2024.
TriMas Specialty Products group's net sales for the fourth quarter were $32.0 million, a decrease of 31.8% compared to the year ago period, a decline well beyond anticipated, as most industrial customers deferred capital expenditure purchases to rebalance inventories toward the end of the year. Fourth quarter operating profit and the related margin level decreased, as a result of lower sales and related lower absorption. In addition, the Company has initiated a sales process for its Arrow Engine business, which when successfully completed, would facilitate an exit of its presence in the oil and gas end market.

Outlook
The Company expects TriMas' 2024 consolidated sales to increase 5% to 8% compared to 2023. The Company expects full year 2024 adjusted diluted earnings per share(2) to be between $1.95 to $2.15 per share. Effective as of the first quarter of 2024, the Company will be adding back non-cash compensation expense to its adjusted diluted earnings per share calculation.
"After a year of proactively managing through demand weakness in the consumer goods and industrial markets within TriMas' Packaging group, we anticipate the beginning of a gradual recovery within both of these end markets in 2024, with consumer spending leading the way in the early part of the year. We also anticipate that demand in the aerospace and defense end market will continue to remain strong in 2024. As we start the year, we remain optimistic about our future prospects, and believe our strategy to deploy our cash generation to augment TriMas' core growth with acquisitions will continue to drive long-term value for our shareholders. We continue to plan to opportunistically repurchase our shares given our confidence in the outlook for our business and long-term strategy," commented Amato.
The above outlook includes the impact of all announced acquisitions. All of the above amounts considered as 2024 guidance are after adjusting for any current or future amounts that may be considered Special Items, and in the case of adjusted diluted earnings per share, acquisition-related intangible asset amortization expense for deals that have not yet been consummated. The inability to predict the amount and timing of the impacts of these Special Items makes a detailed reconciliation of these forward-looking non-GAAP financial measures impracticable.(1) Please see Appendix I for further details related to the reconciliation of GAAP to non-GAAP financial measures, including the reconciliation of diluted earnings per share (GAAP) to adjusted diluted earnings per share for full year 2024 outlook.
Conference Call Information
TriMas will host its fourth quarter and full year 2023 earnings conference call today, Thursday, February 29, 2024, at 10:00 a.m. ET. To participate via phone, please dial (877) 407-0890 (U.S. and Canada) or +1 (201) 389-0918 (outside the U.S. and Canada) and ask to be connected to the TriMas fourth quarter and full year 2023 earnings conference call. The conference call will also be simultaneously webcast via TriMas' website at www.trimas.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (877) 660-6853 (U.S. and Canada) or +1 (201) 612-7415 (outside the U.S. and Canada) with a meeting ID of 13744326, beginning February 29, 2024 at 3:00 p.m. ET through March 14, 2024 at 3:00 p.m. ET.
Notice Regarding Forward-Looking Statements
Any "forward-looking" statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, contained herein, including those relating to TriMas’ business, financial condition or future results, involve risks and uncertainties with respect to, including, but not limited to: general economic and currency conditions; competitive factors; market demand; our ability to realize our business strategies; our ability to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of such acquisitions; pressures on our supply chain, including availability of raw materials and inflationary pressures on raw material and energy costs, and customers; the performance of our subcontractors and suppliers; risks and uncertainties associated with intangible assets, including goodwill or other intangible asset impairment charges; risks associated with a concentrated customer base; information technology and other cyber-related risks; risks related to our international operations, including, but not limited to, risks relating to tensions between the United States and China; government and regulatory actions, including, without limitation, climate change legislation and other environmental regulations, as well as the impact of tariffs, quotas and surcharges; changes to fiscal and tax policies; intellectual property factors; uncertainties associated with our ability to meet customers’ and suppliers’ sustainability and environmental, social and governance (“ESG”) goals and achieve our sustainability and ESG goals in alignment with our own announced targets; litigation; contingent liabilities relating to acquisition activities; interest rate volatility; our leverage; liabilities imposed by our debt instruments; labor disputes and shortages; the disruption of operations from catastrophic or extraordinary events, including, but not limited to, natural disasters, geopolitical conflicts and public health crises, the amount and timing of future dividends and/or share repurchases, which remain subject to Board approval and depend on market and other conditions; our future prospects; our ability to successfully complete the sale of our Arrow Engine business; and other risks that are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023. The risks described are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Financial Measures
In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found in Appendix I at the end of this release. Management believes that presenting these non-GAAP financial measures provides useful information to investors by helping them identify underlying trends in the Company’s businesses and facilitating comparisons of performance with prior and future periods and to the Company’s peers. These non-GAAP financial measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.
Reconciliations of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are provided only for the expected impact of amortization of acquisition-related intangible assets for completed acquisitions, as the Company is unable to provide estimates of future Special Items(1) or amortization from future acquisitions without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items impacting comparability and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.
Additional information is available at www.trimas.com under the “Investors” section.
(1)     Appendix I details certain costs, expenses and other amounts or charges, collectively described as "Special Items," that are included in the determination of net income, earnings per share and/or cash flows from operating activities under GAAP, but that management believes should be separately considered when evaluating the quality of the Company’s core operating results, given they may not reflect the ongoing activities of the business.
(2) The Company defines adjusted diluted earnings per share as net income (per GAAP), plus or minus the after-tax impact of Special Items(1), plus the after-tax impact of non-cash acquisition-related intangible asset amortization expense. While the acquisition-related intangible assets aid in the Company’s revenue generation, the Company adjusts for the non-cash amortization expense because the Company believes it (i) enhances management’s and investors’ ability to analyze underlying business performance, (ii) facilitates comparisons of financial results over multiple periods, and (iii) provides more relevant comparisons of financial results with the results of other companies as the amortization expense associated with these assets may fluctuate significantly from period to period based on the timing, size, nature, and number of acquisitions.
(3)    The Company defines Net Debt as Total Debt less Cash and Cash Equivalents. Please see Appendix I for additional details.
(4)     The Company defines Free Cash Flow as Net Cash Provided by/Used for Operating Activities, excluding the cash impact of Special Items, less Capital Expenditures. Please see Appendix I for additional details.
About TriMas
TriMas manufactures a diverse set of products primarily for the consumer products, aerospace and industrial markets through its TriMas Packaging, TriMas Aerospace and Specialty Products groups. Our approximately 3,400 dedicated employees in 13 countries provide customers with a wide range of innovative and quality product solutions through our market-leading businesses. Our TriMas family of businesses has strong brand names in the markets served, and operates under a common set of values and strategic priorities under the TriMas Business Model. TriMas is publicly traded on the NASDAQ under the ticker symbol “TRS,” and is headquartered in Bloomfield Hills, Michigan. For more information, please visit www.trimas.com.
Contact
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherry.lauderback@trimas.com

TriMas Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)

	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$34,890	$112,090
Receivables, net	148,030	132,370
Inventories	192,450	163,360
Prepaid expenses and other current assets	22,010	14,840
Total current assets	397,380	422,660
Property and equipment, net	329,990	277,750
Operating lease right-of-use assets	43,220	47,280
Goodwill	363,770	339,810
Other intangibles, net	181,020	188,110
Deferred income taxes	10,230	9,400
Other assets	16,050	19,990
Total assets	$1,341,660	$1,305,000
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$91,910	$85,210
Accrued liabilities	59,640	46,660
Lease liabilities, current portion	7,900	8,280
Total current liabilities	159,450	140,150
Long-term debt, net	395,660	394,730
Lease liabilities	39,690	41,010
Deferred income taxes	23,290	20,940
Other long-term liabilities	40,620	56,340
Total liabilities	658,710	653,170
Total shareholders' equity	682,950	651,830
Total liabilities and shareholders' equity	$1,341,660	$1,305,000

TriMas Corporation
Consolidated Statement of Income
(Dollars in thousands, except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
	(unaudited)
Net sales	$209,560	$203,310	$893,550	$883,830
Cost of sales	(166,390)	(157,730)	(692,230)	(675,530)
Gross profit	43,170	45,580	201,320	208,300
Selling, general and administrative expenses	(30,170)	(36,710)	(134,580)	(131,190)
Net gain (loss) on dispositions of assets	(250)	17,410	(180)	21,950
Impairment of indefinite-lived intangible assets	(1,120)	—	(1,120)	—
Operating profit	11,630	26,280	65,440	99,060
Other expense, net:
Interest expense	(4,300)	(3,600)	(15,920)	(14,110)
Other income (expense), net	1,100	1,870	1,070	2,720
Other expense, net	(3,200)	(1,730)	(14,850)	(11,390)
Income before income tax expense	8,430	24,550	50,590	87,670
Income tax expense	(490)	(5,710)	(10,230)	(21,500)
Net income	$7,940	$18,840	$40,360	$66,170
Basic earnings per share:
Net income per share	$0.19	$0.45	$0.97	$1.57
Weighted average common shares - basic	41,324,822	41,905,216	41,439,027	42,249,244
Diluted earnings per share:
Net income per share	$0.19	$0.45	$0.97	$1.56
Weighted average common shares - diluted	41,620,790	42,139,729	41,685,348	42,478,015

TriMas Corporation
Consolidated Statement of Cash Flows
(Dollars in thousands)

	Twelve months ended December 31,
	2023	2022
Cash Flows from Operating Activities:
Net income	$40,360	$66,170
Adjustments to reconcile income to net cash provided by operating activities, net of acquisition impact:
Impairment of indefinite-lived intangible assets	1,120	—
(Gain) loss on dispositions of assets	180	(21,950)
Depreciation	39,410	34,120
Amortization of intangible assets	18,180	19,100
Amortization of debt issue costs	930	910
Deferred income taxes	(1,710)	(1,400)
Non-cash compensation expense	9,670	9,840
Provision for losses on accounts receivable	2,450	—
Change in legacy liability estimate	—	5,590
Increase in receivables	(5,520)	(6,650)
Increase in inventories	(7,070)	(6,970)
Decrease in prepaid expenses and other assets	4,760	6,120
Decrease in accounts payable and accrued liabilities	(14,520)	(29,130)
Other operating activities	(80)	(3,180)
Net cash provided by operating activities	88,160	72,570
Cash Flows from Investing Activities:
Capital expenditures	(54,190)	(45,960)
Acquisition of businesses, net of cash acquired	(77,340)	(64,100)
Cross-currency swap terminations	(3,370)	26,230
Net proceeds from dispositions of property and equipment	480	28,790
Net cash used for investing activities	(134,420)	(55,040)
Cash Flows from Financing Activities:
Proceeds from borrowings on revolving credit facilities	117,990	12,000
Repayments of borrowings on revolving credit facilities	(117,430)	(12,000)
Payments to purchase common stock	(18,780)	(36,920)
Shares surrendered upon exercise and vesting of equity awards to cover taxes	(2,700)	(2,380)
Dividends paid	(6,700)	(6,880)
Other financing activities	(3,320)	—
Net cash used for financing activities	(30,940)	(46,180)
Cash and Cash Equivalents:
Decrease for the year	(77,200)	(28,650)
At beginning of year	112,090	140,740
At end of year	$34,890	$112,090
Supplemental disclosure of cash flow information:
Cash paid for interest	$14,320	$12,960
Cash paid for income taxes	$16,770	$20,060

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
Packaging
Net sales	$113,560	$105,640	$463,600	$522,180
Operating profit	$12,000	$14,280	$60,140	$81,000
Special Items to consider in evaluating operating profit:
Purchase accounting costs	—	—	800	760
Business restructuring and severance costs	4,190	840	11,910	4,440
Adjusted operating profit	$16,190	$15,120	$72,850	$86,200

Aerospace
Net sales	$64,030	$50,760	$241,400	$188,090
Operating profit (loss)	$4,330	$(1,240)	$15,520	$8,060
Special Items to consider in evaluating operating profit:
Impairment of indefinite-lived intangible assets	1,120	—	1,120	—
Business restructuring and severance costs	210	2,660	500	3,420
Purchase accounting costs	400	—	2,390	400
Adjusted operating profit	$6,060	$1,420	$19,530	$11,880

Specialty Products
Net sales	$31,970	$46,910	$188,550	$173,560
Operating profit	$4,040	$9,480	$36,400	$30,250
Special Items to consider in evaluating operating profit:
Business restructuring and severance costs	—	—	190	—
Adjusted operating profit	$4,040	$9,480	$36,590	$30,250

Corporate Expenses
Operating profit (loss)	$(8,740)	$3,760	$(46,620)	$(20,250)
Special Items to consider in evaluating operating profit (loss):
Change in legacy liability estimate for asbestos-related costs	—	5,590	—	5,590
M&A diligence and transaction costs	300	900	2,230	2,050
Business restructuring and severance costs	240	—	4,190	510
ERP Implementation costs	$680	$—	$680	$—
Adjusted operating profit (loss)	$(7,520)	$10,250	$(39,520)	$(12,100)

Total Company
Net sales	$209,560	$203,310	$893,550	$883,830
Operating profit	$11,630	$26,280	$65,440	$99,060
Total Special Items to consider in evaluating operating profit	7,140	9,990	24,010	17,170
Adjusted operating profit	$18,770	$36,270	$89,450	$116,230
Property divestiture gains	$—	$(17,610)	$—	$(22,450)
Further adjusted operating profit	$18,770	$18,660	$89,450	$93,780

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
Net income, as reported	$7,940	$18,840	$40,360	$66,170
Special Items to consider in evaluating quality of net income:
Impairment of indefinite-lived intangible assets	1,120	—	1,120	—
Change in legacy liability estimate for asbestos-related costs	—	5,590	—	5,590
Business restructuring and severance costs	4,640	3,500	16,790	8,520
M&A diligence and transaction costs	300	900	2,230	2,050
Purchase accounting costs	400	—	3,190	1,160
Reversal of a contingent deferred purchase price liability	—	(3,560)	—	(3,560)
Defined benefit pension plan settlement charge	—	—	640	—
Foreign exchange forward charge	(220)	—	140	—
ERP Implementation costs	680	—	680	—
Income tax effect of Special Items (1)	(2,580)	(2,350)	(6,100)	(4,060)
Adjusted net income	$12,280	$22,920	$59,050	$75,870
Pre-tax property divestiture gains	—	(17,610)	—	(22,450)
Income tax expense on property divestiture gains (1)	—	4,870	—	6,070
Further adjusted net income	$12,280	$10,180	$59,050	$59,490

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
Diluted earnings per share, as reported	$0.19	$0.45	$0.97	$1.56
Special Items to consider in evaluating quality of EPS:
Impairment of indefinite-lived intangible assets	0.03	—	0.03	—
Change in legacy liability estimate for asbestos-related costs	—	0.13	—	0.13
Business restructuring and severance costs	0.10	0.08	0.40	0.20
M&A diligence and transaction costs	0.01	0.02	0.05	0.05
Purchase accounting costs	0.01	—	0.07	0.03
Reversal of a contingent deferred purchase price liability	—	(0.08)	—	(0.08)
Defined benefit pension plan settlement charge	—	—	0.02	—
Foreign exchange forward charge	(0.01)	—	—	—
ERP Implementation costs	0.02	—	0.02	—
Income tax effect of Special Items (1)	(0.06)	(0.06)	(0.15)	(0.10)
Pre-tax amortization of acquisition-related intangible assets	0.11	0.11	0.44	0.45
Income tax benefit on amortization of acquisition-related intangible assets (1)	(0.03)	(0.03)	(0.11)	(0.12)
Adjusted diluted EPS	$0.37	$0.62	$1.74	$2.12
Pre-tax property divestiture gains	—	(0.42)	—	(0.53)
Income tax expense on property divestiture gains (1)	—	0.12	—	0.14
Further adjusted diluted EPS	$0.37	$0.32	$1.74	$1.73
Weighted-average shares outstanding	41,620,790	42,139,729	41,685,348	42,478,015
(1) Income tax effect calculated on an item-by-item basis, utilizing the statutory tax rate in the jurisdiction where the adjustments occurred. For the three and twelve month periods ended December 31, 2023 and 2022, the income tax effect of Special Items varied from the tax rate inherent in the Company's reported GAAP results, primarily as a result of certain discrete items that occurred during the period for GAAP reporting purposes.

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended December 31,
	2023			2022
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities	$30,590	$3,370	$33,960	$25,930	$2,390	$28,320
Less: Capital expenditures	(19,250)	—	(19,250)	(14,120)	—	(14,120)
Free Cash Flow	11,340	3,370	14,710	11,810	2,390	14,200
Net income	7,940	4,340	12,280	18,840	4,080	22,920
Free Cash Flow as a percentage of net income	143%		120%	63%		62%

	Twelve months ended December 31,
	2023			2022
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities	$88,160	$13,800	$101,960	72,570	$16,480	$89,050
Less: Capital expenditures	(54,190)	—	(54,190)	(45,960)	—	(45,960)
Free Cash Flow	33,970	13,800	47,770	26,610	16,480	43,090
Net income	40,360	18,690	59,050	66,170	9,700	75,870
Free Cash Flow as a percentage of net income	84%		81%	40%		57%

	December 31, 2023	December 31, 2022
Long-term debt, net	$395,660	$394,730
Less: Cash and cash equivalents	34,890	112,090
Net Debt	$360,770	$282,640

Appendix I

TriMas Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
Forecasted Diluted Earnings Per Share Guidance
(Unaudited - dollars per share)

	Twelve months ended
	December 31, 2024
	Low	High
Diluted earnings per share (GAAP)	$1.44	$1.64
Pre-tax amortization of acquisition-related intangible assets (1)	0.41	0.41
Income tax benefit on amortization of acquisition-related intangible assets	(0.10)	(0.10)
Pre-tax non-cash compensation expense (2)	0.27	0.27
Income tax benefit on non-cash compensation expense	(0.07)	(0.07)
Impact of Special Items (3)	—	—
Adjusted diluted earnings per share	$1.95	$2.15
(1) These amounts relate to acquisitions announced as of February 29, 2024. The Company is unable to provide forward-looking estimates of future acquisitions, if any, that have not yet been consummated.
(2) Effective first quarter 2024, the Company will be modifying the definitions of adjusted net income by adding back amortization of acquisition-related intangibles assets and non-cash compensation expense and adjusted earnings per share by adding back non-cash compensation expense. To provide historical information on a basis consistent with this modification, the Company has recast information for the quarterly periods and year ended December 31, 2023 in Exhibit 99.2 of the Form 8-K filed today.
(3) The Company is unable to provide forward-looking estimates of Special Items without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.